Exhibit 4.1

ANTEON INTERNATIONAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE AS OF APRIL 1, 2004

ANTEON INTERNATIONAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

     1.     Purpose

     Anteon International Corporation (the “Corporation”) hereby establishes the Anteon International Corporation Employee Stock Purchase Plan, effective as of April 1, 2004 (the “Plan”). The Plan provides an incentive for present and future employees of the Corporation and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Corporation through the purchase of shares of the Corporation’s common stock at a discount. The Corporation intends that the Plan qualify as an “employee stock purchase plan” under Code Section 423, and that the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Code Section 423.

     2.     Definitions

     Under the Plan, except where the context otherwise indicates, the following definitions shall apply.

     (a)  “Administrator” means the person, persons or committee designated by the Board as responsible for the administration of the Plan as provided in Section 3.

     (b)  “Board” means the Board of Directors of the Corporation.

     (c)  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

     (d)  “Committee” means the Compensation Committee or such Administrator as may be appointed by the Board.

     (e)  “Corporation” means Anteon International Corporation, a Delaware corporation, or any business which, with the consent of the Board, succeeds to its business by merger, reorganization, consolidation or otherwise and adopts this Plan as its own.

     (f)  “Compensation” means with respect to each Participant for each pay period, the remuneration, as defined in Section 3401(a) of the Code for purposes of income tax withholding at the source, determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, actually paid to a Participant by an Employer during the Offering Period, but excluding: (1) direct reimbursements or allowances for moving and other expenses (including overseas living allowances), and (2) contributions, credits or benefits under this Plan or under any retirement, stock-related, deferred compensation, fringe benefit or employee welfare benefit plan. Notwithstanding the foregoing, Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement with the Participant and which is excluded from the gross income of the Participant under Code Section 125,
402(e)(3), 402(h)(1)(B) or 403(b).

     (g)  “Eligible Employee” means any individual who is an employee of an Employer for tax withholding purposes and is customarily employed with the Employer for at least 20 hours per week and more than five months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing while the individual is on sick leave or other authorized leave of absence. For purposes of the preceding sentence, where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

     (h)  “Employer” means the Corporation and each Participating Employer.

     (i)  “Exercise Date” means the last day on which the New York Stock Exchange is open for trading in each Offering Period.

     (j)  “Fair Market Value” means, with respect to a Share as of any Offering or Exercise Date, the last reported sales price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the New York Stock Exchange.

     (k)  “Offering Date” means the first day on which the New York Stock Exchange is open for trading in each Offering Period.

     (l)  “Offering Period” means a period established by the Committee during which an option to purchase Shares is granted pursuant to the Plan. Each Offering Period shall begin on the Offering Date of such Offering Period and shall end on the Exercise Date of such Offering Period. Unless changed by the Committee, the Offering Periods shall be:

January 1 through March 31 April 1 through June 30 July 1 through September 30 October 1 through December 31

          The initial Offering Period shall be April 1, 2004 through June 30, 2004.

     (m)  “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Corporation as provided in Section 5.

     (n)  “Participating Employer” means any Subsidiary designated by the Committee, in its sole discretion, for participation in the Plan.

     (o)  “Plan” means the Anteon International Corporation Employee Stock Purchase Plan, as set forth herein, and as may be amended from time to time.

     (p)  “Purchase Price” means the per Share purchase price established by the Committee, in its sole discretion, under an option to purchase Shares, which price shall not be less than 85% of the Fair Market Value of a Share on the Offering Date or 85% of the Fair Market Value of a Share on the Exercise Date, whichever is lower. The Purchase Price established by the Committee shall apply to each Offering Period until subsequently changed by the Committee.

     (q)  “Share” means a share, $.01 par value, of common stock of the Corporation. Shares subject to the Plan may be authorized, but unissued Shares, Shares held in treasury or Shares acquired by the Corporation.

     (r)  “Subsidiary” means any corporation (other than the Corporation) that owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Code Section 424(f) or any successor thereto.

     3.     Administration

     (a)  Committee as Administrator. The Committee shall be the Administrator, unless and until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in substitution of current members, fill vacancies, and remove all members of the Committee and, thereafter, directly administer the Plan or authorize another person, persons or committee to administer the Plan. Notwithstanding any other provision in the Plan, the Board may, at any time or from time to time, administer the Plan, and in such case, reference herein to the Committee shall mean the Board.

     (b)  Committee Actions. The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the Committee shall constitute a quorum. Any act or determination by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Members of the Board or Committee who are eligible to participate in the Plan may vote on any and all matters, including matters affecting Plan administration or option grants pursuant to the Plan.

     (c)  Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan. In addition, the Committee shall have the power and authority to take all other actions necessary to carry out the purpose and intent of the Plan and make all other determinations necessary or advisable for Plan administration, including, but not limited to, the authority to:

(i)	interpret the terms and provisions of the Plan;

(ii)	prescribe, amend and rescind rules and regulations relating to the Plan, including rules necessary to permit the participation of Eligible Employees in foreign jurisdictions (e.g., rules for the conversion of currency and compliance with applicable securities laws);

(iii)	correct any defect or rectify any omission in the Plan, or to reconcile any inconsistency in the Plan and any option to purchase Shares granted under the Plan;

(iv)	impose such terms, limitations, restrictions and conditions on options granted under the Plan as the Committee shall deem appropriate;

(v)	permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections; and

(vi)	delegate to one or more person or committees such administrative duties as it deems appropriate under the circumstances. Any person or committee to which the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function.

     The Committee may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan.

     (d)  Effect of Committee’s Decision. The Committee’s actions and determinations with respect to any matter relating to the Plan pursuant to the powers vested in it hereunder shall be in its sole and absolute discretion and shall be final, conclusive and binding on all persons, including the Corporation, its shareholders, Participants and any other employee of the Corporation, and their successors in interest. All rules and determinations of the Committee in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

     (e)  Limited Liability. To the maximum extent permitted by law and the Corporation’s charter, no member of the Board or Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any option grant under the Plan.

     (f)  Indemnification. To the maximum extent permitted by law and the Corporation’s charter, the members, including former members of the Board and Committee shall be indemnified by the Corporation with respect to all their activities under the Plan.

     4.     Eligibility to Participate in the Plan

     Subject to limitations imposed by Code Section 423(b), each person who is an Eligible Employee as of an Offering Date shall be eligible to participate in the Plan for the Offering Period beginning on that Offering Date. All Eligible Employees shall have the same rights and privileges within the meaning of Code Section 423(b)(5).

     5.     Election to Participate in the Plan

     (a)  Enrollment. Each Eligible Employee may elect to participate in the Plan by completing an enrollment form in the form provided by the Corporation and filing such enrollment agreement with the Corporation’s human resources office no later than 15 days before the applicable Offering Date, unless the Committee establishes another deadline for filing the enrollment agreement with respect to a given Offering Period.

     (b)  Rolling Elections. Unless a Participant withdraws from participation in the Plan as provided in Section 10 or authorizes a different payroll deduction by timely filing a new enrollment agreement with the Corporation’s human resources office no later than 15 days before the Offering Date of a succeeding Offering Period, a Participant who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period, and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately before such succeeding Offering Period.

     6.     Contributions

     (a)  Payroll Deductions. All Participant contributions to the Plan shall be made only by payroll deductions. By filing an enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made, on an after-tax basis (based on eligible pre-tax Compensation), during the Offering Period in an amount from 1% to 10% (in whole percentages) of the Compensation that the Participant receives on each payroll date during such Offering Period, and in each subsequent Offering Period in which the election remains effective as described in Section 5(b). Payroll deductions for an Offering Period shall begin on the first payroll date following the Offering Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided below in Section 10. The Committee may, in its discretion change the maximum percentage of Compensation permitted to be contributed for any Offering Period before the Offering Date.

     (b)  Use of Contributions. All payroll deductions made for a Participant shall be deposited in the Corporation’s general corporate account and shall be credited to a bookkeeping account for the Participant under the Plan. No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional contributions into such account. All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose, and the Corporation shall not be obligated to segregate such payroll deductions.

     (c)  Changes to Contributions. Except as provided in Section 10, a Participant may not change his or her contribution election during an Offering Period. A Participant may change his or her contribution election with respect to a succeeding Offering Period by timely filing a new enrollment agreement before such Offering Period.

     7.     Grant of Options

     (a)  Subject to the limitations in Section 13 and subsection (b) below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be given an option to purchase on the Exercise Date of such Offering Period up to a number of whole Shares determined by dividing such Participant’s payroll deductions accumulated during the Offering Period by the Purchase Price established for such Offering Period. The option shall expire on the last day on which a Participant is permitted to withdraw from participation in the Offering Period as provided in Section 10.

     (b)  Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Corporation, and/or hold outstanding options to purchase such stock, possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any Subsidiary, or (ii) which permits such Eligible Employee’s rights to purchase stock under all Code Section 423 employee stock purchase plans of the Corporation and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     8.     Exercise of Option

     Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s option for the purchase of shares for an Offering Period shall be exercised automatically on the Exercise Date of such Offering Period, and the maximum number of whole Shares subject to the option shall be purchased for such Participant at the Purchase Price established for that Offering Period, as provided above in Section 7. No fractional Shares shall be purchased. Any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a whole Share shall continue to be credited to the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Shares purchased for a Participant shall be allocated to an account for the Participant as soon as administratively feasible following an Offering Period and application of any limits (imposed by the Code or the Plan) on the purchase of Shares set forth in the Code and/or the Plan.

     9.     Holding Period and Delivery of Shares

     (a)  Holding Period. A Participant may not sell, transfer or otherwise dispose of any Shares purchased under the Plan until the sixth month anniversary of the Exercise Date as of which such purchase occurred, other than by the laws of descent and distribution. Any sale after the expiration of such mandatory holding period and before the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Treasury Regulation Section 1.421-5) expires may be made only through the brokerage firm or other financial institution employed by the Committee to assist in the administration of the Plan.

     (b)  Delivery of Share Certificates. Share certificates shall not be delivered to Participants until the later of (i) the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Treasury Regulation Section 1.421-5) expires, or (ii) the date that a Participant specifically requests a certificate for Shares purchased pursuant to the Plan. Shares to be delivered to a Participant under the Plan may be registered in the name of the Participant, or, if the Participant so designates, in the name of the Participant and his or her spouse with right of survivorship.

     (c)  Securities Registration of Shares. Notwithstanding anything in the Plan to the contrary, the grant and exercise of options to purchase Shares under the Plan, and the Corporation’s obligation to sell and deliver Shares upon the exercise of options to purchase Shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Corporation, be required, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act of 1933, the Corporation may restrict the transfer of such Shares and may legend the Share certificates representing such Shares in such manner as it deems advisable to ensure the availability of such exemption. The Committee may require the Participant to provide appropriate written investment or other representations, in order to comply with applicable securities laws or in furtherance of the preceding provisions of this Section.

     10.     Termination of Participation

     (a)  Withdrawal from Participation. A Participant may withdraw all of the payroll deductions credited to the Participant’s bookkeeping account for a given Offering Period by providing written notice to the Corporation’s human resources office no later than 15 days before the Exercise Date of the Offering Period. If a Participant tenders such notice, (i) all of the Participant’s payroll deductions credited to the Participant’s bookkeeping account shall be paid to him promptly after receipt of the notice; (ii) the Participant’s active participation in the Plan shall be automatically terminated upon such receipt; (iii) no further payroll deductions for the purchase of Shares hereunder shall be made for such Offering Period; and (iv) the Participant shall be suspended from participation in the Offering Period immediately following the Offering Period from which the Participant withdraws. In such circumstance, the Participant’s options to purchase Shares under the Plan shall be automatically terminated.

     (b)  Resumption of Participation. Payroll deductions shall not resume on behalf of a Participant who has withdrawn from the Plan, unless the Participant timely files a new enrollment agreement with the Corporation during the enrollment period preceding the commencement of a new Offering Period as described in Section 5(a). A Participant’s withdrawal from an Offering Period shall not have any effect upon the Participant’s eligibility to participate in (i) any similar plan which may hereafter be adopted by the Corporation, or (ii) an Offering Period beginning after the Offering Period immediately following the Offering Period from which the Participant withdraws except to the extent provided in subsection (a) of this Section. A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his bookkeeping account.

     (c)  Ineligibility; Termination of Employment. If a Participant ceases to be an Eligible Employee during an Offering Period, or the Participant’s employment with the Corporation and all Subsidiaries terminates before the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account shall be returned to the Participant or, in the case of death, to the Participant’s beneficiary, and the Participant’s options to purchase Shares under the Plan shall automatically terminate.

     11.     Designation of Beneficiary

     (a)  Designation. A Participant may designate a beneficiary to receive any benefits which may be or become payable to the Participant upon his death, by notifying the Committee in writing, at any time before Participant’s death, in such manner and on such form as the Committee deems acceptable for that purpose. A Participant may revoke any beneficiary designation or designate a new beneficiary at any time without the consent of a beneficiary or any other person.

     (b)  Absence of Designation. If a Participant dies without having made an effective designation of beneficiary under the Plan, or if the designated beneficiary has failed to survive the Participant, the Corporation shall deliver any Shares and/or cash which may become payable from the Participant’s bookkeeping account under the Plan to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver such Shares and/or cash to (i) the Participant’s surviving spouse, if any, or (ii) if none, to any one or more dependents or relatives of the Participant known to the Corporation, if any, or (iii) if none, then to such other person as the Corporation may designate. The Corporation may require such evidence of survivorship or kinship as it deems appropriate as a condition for making a distribution hereunder.

     12.     Transferability

     Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 11) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation, in its discretion, may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him.

     13.     Shares Subject to the Plan

     Subject to adjustments as provided in Section 16, the maximum number of Shares which shall be made available for sale under the Plan shall be 1,200,000 Shares. If and to the extent that any option to purchase Shares shall not be exercised for any reason, or if such right to purchase Shares shall expire or terminate as provided herein, the Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan, unless the Plan shall have been terminated. If, on a given Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

     14.     Shareholder Rights

     Participants shall have no interest or voting right in, or rights to receive dividends in respect of, Shares covered by an option until such option has been exercised and Shares certificates have been issued in the name of the Participant. Share certificates need not be delivered to the Participant in order for the Participant to have any such shareholder rights.

     15.     Accounts and Reports

     Individual accounts shall be maintained for each Participant in the Plan. Following each Exercise Date and allocation of Shares to Participants’ accounts, statements of account shall be given to Participants who have purchased Shares, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

     16.     Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

     (a)  Changes in Capitalization. In the event of a reclassification, recapitalization, stock split, stock dividend, combination of Shares, or other similar or extraordinary event, the maximum number and/or kind of shares reserved for issuance under the Plan, the number and/or kind of Shares each Participant may purchase per Offering Period (pursuant to Section 7) and the per share purchase price of Shares which may be issued to any Participant upon the exercise of options granted under the Plan shall be adjusted to reflect such event, and the Committee shall make such adjustments as it deems appropriate and equitable in the number, kind and price of issued Shares, and in any other matters which relate to the options and which are affected by such changes in the Corporation’s common stock.

     (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) to occur before the date of the proposed action, and shall terminate immediately before the consummation of such proposed action, unless provided otherwise by the Committee. In such circumstance, the Committee shall notify each Participant in writing, at least ten days before the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless the Participant has withdrawn from the Offering Period before the date of notification.

     (c)  Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, the Plan and each outstanding option may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), which shall be the day before the date of the Corporation’s proposed sale or merger. In such event, the Committee shall notify each Participant in writing, at least ten days before the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless the Participant has withdrawn from the Offering Period before such date as provided in Section 10.

     (d)  In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 16, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional Shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 16.

     17.     Amendment

     (a)  The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Code Section 423 or any successor thereto, including, without limitation, shareholder approval, if required. Except as provided in Section 18, no amendment shall adversely affects the rights of any Participant with respect to any previous or outstanding right to purchase Shares as of the later of the date such amendment is adopted or effective.

     (b)  In addition to the powers granted to the Committee in the Plan, the Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Corporation, laws of foreign jurisdictions governing the participation of Eligible Employees, or that may be authorized or made desirable by such laws. The Committee may amend or modify the grant of any outstanding option in any manner to the extent that the Committee would have had the authority to grant such option as so amended or modified.

     (c)  In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)	shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii)	allocating Shares.

     Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

     18.     Termination

     The Plan and all rights of Eligible Employees and Participants hereunder shall terminate:

     (a)  on the Exercise Date that Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase under the Plan; or

     (b)  at any time, at the discretion of the Board.

     In the event that the Plan terminates under circumstances described in subsection (a) of this Section, any Shares remaining as of the termination date shall be sold to Participants on a pro rata basis. Except as provided in Section 17, no such termination shall affect rights to purchase Shares previously granted; provided, however, that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that termination of the Offering Period or the Plan is in the best interests of the Corporation and its stockholders.

     19.     Notices

     All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

     20.     Shareholder Approval

     The Plan is subject to approval by stockholders of the Corporation within 12 months before or after the date the Plan is adopted by the Board. For purposes of the preceding sentence, the Plan is adopted as of the date on which the Board approves the Plan. If such stockholder approval is not obtained at the first stockholders meeting at which the Plan is on the agenda, but in any event within 12 months after the Board’s adoption of the Plan, the Plan shall be canceled and any pending options shall be null and void.

     21.     Tax Withholding

     The Corporation may make such provisions, as it deems appropriate, for withholding by the Corporation pursuant to all applicable tax laws of such amounts as the Corporation determines it is required to withhold in connection with the purchase or sale by a Participant of any Shares acquired pursuant to the Plan. The Corporation may require a Participant to satisfy any relevant tax requirements before delivering any Shares to such Participant.

     22.     No Employment Rights

     The right to elect to participate in the Plan shall not constitute an offer of employment to Eligible Employees nor shall participation in the Plan guarantee a Participant’s continued employment. Participation in the Plan shall not limit the right of an Employer to terminate a Participant’s employment at any time.

     23.     Reliance on Reports

     Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountants of the Corporation and upon any other information furnished in connection with the Plan by any other person or persons other than him or herself.

     24.     Titles and Headings

     The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

     25.     Term of Plan

     The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Corporation. It shall continue in effect for a term of ten years unless sooner terminated under Section 18.

* * *

     IN WITNESS WHEREOF, the undersigned officer of Anteon International Corporation has executed this document to certify its adoption by Anteon International Corporation as of the effective date provided herein.

ANTEON INTERNATIONAL CORPORATION

By:	/s/ Joseph M. Kampf

Its: President and Chief Executive Officer